Yum! Brands Inc. Announces Full-Year EPS Growth of 14%, or $2.87 Per Share, Excluding Special Items; Marks 10th Consecutive Year of at least 13% EPS Growth;
China Opens a Record 656 New Units

Louisville, KY (February 6, 2012) - Yum! Brands Inc. (NYSE: YUM) today reported results for the fourth quarter ended December 31, 2011 including EPS of $0.75. Reported EPS for the full year was $2.74. Full year and fourth quarter results for Yum! Restaurants International (YRI) and the U.S. reflect the benefit of an additional week. This 53rd week did not impact China Division results.

FULL YEAR HIGHLIGHTS

•	Worldwide system sales grew 7%, prior to foreign currency translation, including 29% in China and 8% at YRI. System sales in the U.S. were even.

•	Same-store sales grew 19% in China, 3% at YRI and declined 1% in the U.S.

•	Record international development with 1,561 new restaurants, including 656 in China and 905 at YRI.

•
Worldwide operating profit grew 8%, including a positive impact from foreign currency translation of $77 million. Prior to foreign currency translation, operating profit grew 4%, including 15% in China and 9% at YRI, offsetting a 12% decline in the U.S.

•	Worldwide restaurant margin declined 0.9 points to 16.0%.

•	Increased annual dividend rate to $1.14 per share. This marked the seventh consecutive year we increased our dividend at a double-digit rate since initiating a dividend in 2004.

•	Repurchased 14.3 million shares totaling $733 million at an average price of $51.

•	Remained an industry leader with return on invested capital of over 22%.

FOURTH QUARTER HIGHLIGHTS

•	Worldwide system sales grew 11%, prior to foreign currency translation, including 33% in China, 10% at YRI and 6% in the U.S.

•	Same-store sales grew 21% in China, 3% at YRI and 1% in the U.S.

•	Operating profit grew 15% in China and 12% at YRI, prior to foreign currency translation. Operating profit grew 10% in the U.S.

•	Worldwide restaurant margin declined 1.1 percentage points to 14.3%.

	Fourth Quarter			Full Year
	2011	2010	% Change	2011	2010	% Change
EPS Excluding Special Items	$0.75	$0.63	20%	$2.87	$2.53	14%
Special Items Gain/(Loss)[1]	$(0.00)	$(0.07)	NM	$(0.13)	$(0.15)	NM
EPS	$0.75	$0.56	33%	$2.74	$2.38	15%
1 See Reconciliation of Non-GAAP Measurements to GAAP Results for further detail of the Special Items. Special Items for 2011 are primarily related to Pizza Hut UK impairment and the divestitures of Long John Silver's and A&W All-American Restaurants brands.

Note: All comparisons are versus the same period a year ago and exclude Special Items unless noted.

Yum! Brands, Inc. 1900 Colonel Sanders Lane Louisville, KY 40213
Tel 502 874-8006 Fax 502 874-2410 Web Site www.yum.com/investors

David C. Novak, Chairman and CEO said, “I'm pleased to report full-year EPS growth of 14%, making 2011 the tenth consecutive year we exceeded our annual target of at least 10%.

The highlight of 2011 was again the exceptional performance of our China business, which grew system sales by 29% and operating profit by 15%, prior to foreign currency translation. We opened a record 656 new restaurants and delivered extraordinary same-store sales growth of 19%. Clearly, our KFC and Pizza Hut brands in China continued to strengthen their category-leading positions. At the same time, Yum! Restaurants International opened 905 new units, including 622 in high-growth emerging markets. We are on the ground floor of growth in India, Russia and Africa, where system sales grew at strong double-digit rates. For the year, our emerging market businesses at Yum! Restaurants International grew system sales 13%, prior to foreign currency translation, including new-unit growth of 7%. Emerging markets contributed nearly 50% of operating profit at Yum! Restaurants International. The Yum! growth story is clearly about China and a whole lot more.

We continue to focus on three key elements that drive the value of our company: new-unit development, same-store sales growth, and high returns. Our new-unit potential in emerging markets is arguably the best in the restaurant industry. To put this in perspective, today we have fewer than two restaurants per million people in the top 10 emerging markets compared to nearly 60 restaurants per million people in the U.S. Clearly, we have a very long runway for growth. To fully maximize the value of our existing asset base of 37,000 restaurants, we are introducing sales layers like breakfast, expanded beverages and new product platforms. Finally, we continue to be disciplined with capital as we invest in high-return growth opportunities around the world, along with paying a meaningful dividend and making significant share repurchases. Our return on invested capital of over 22% is among industry leaders and has improved for eight consecutive years.

We are proud of our consistent track record of growth and are well-positioned to meet or exceed our annual target of at least 10% EPS growth in 2012.”

CHINA DIVISION

	Fourth Quarter				Full Year
			% Change				% Change
	2011	2010	Reported	Ex F/X	2011	2010	Reported	Ex F/X
System Sales Growth			+40	+33			+35	+29
Same-Store Sales Growth (%)	+21	+8	NM	NM	+19	+6	NM	NM
Restaurant Margin (%)	15.8	18.2	(2.4)	(2.4)	19.7	22.1	(2.4)	(2.4)
Operating Profit ($MM)	210	173	+21	+15	908	755	+20	+15

•	China Division system sales increased 29% for the year and 33% in the fourth quarter, prior to foreign currency translation, driven by same-store sales growth and new-unit development.

○	KFC same-store sales grew 19% for the year and 22% in the fourth quarter.
○	Pizza Hut Casual Dining same-store sales grew 17% for the year and 15% in the fourth quarter.
○	Pizza Hut Home Service same-store sales grew 19% for the year and 25% in the fourth quarter.
○	China division same-store sales growth was driven by a 21% increase in same-store transactions for the year, including 20% in the fourth quarter.

•	China opened a record 656 new units during the year, including 327 in the fourth quarter.

China Units	Q4 2011	% Change[1]
Traditional Restaurants	4,493	+15
KFC	3,701	+14
Pizza Hut Casual Dining	626	+20
Pizza Hut Home Service	135	+13
1 Annual Rate of Change

•	Total revenues for the year surpassed the $5 billion mark, at $5.6 billion.

•
Restaurant margin decreased 2.4 percentage points to 19.7% for the year, driven by commodity inflation of 8% and wage rate inflation of 20%. Consistent with expectations, restaurant margin decreased 2.4 percentage points to 15.8% in the fourth quarter. This decline was driven by 11% commodity inflation and 18% wage rate inflation.

•	Foreign currency translation positively impacted operating profit by $43 million for the year and $11 million in the fourth quarter.

Our China Division reports on a calendar year basis and was not impacted by the 53rd week.

YUM! RESTAURANTS INTERNATIONAL (YRI) DIVISION

	Fourth Quarter				Full Year
			% Change				% Change
	2011	2010	Reported	Ex F/X	2011	2010	Reported	Ex F/X
Traditional Restaurants¹	14,453	13,934	+4	NA	14,453	13,934	+4	NA
System Sales Growth			+11	+10			+13	+8
Franchise & License Fees ($MM)	275	242	+13	+13	868	741	+17	+12
Operating Profit ($MM)	207	184	+13	+12	673	589	+14	+9
Operating Margin (%)	19.7	18.6	1.1	1.3	20.6	19.1	1.5	1.4
¹ During the fourth quarter of 2011, we sold the Long John Silver's and A&W All-American Restaurants brands. The LJS and A&W international restaurants as of 2010 year-end have been removed from the 2010 balance to enhance comparability.

•
YRI Division system sales increased 8% for the year and 10% in the fourth quarter, prior to foreign currency translation. The system sales increases were driven by new-unit development and by same-store sales growth of 3% for both the quarter and the year.

○	Emerging markets system sales grew 13% for the year, prior to foreign currency translation.

○	Developed markets system sales grew 4% for the year, prior to foreign currency translation.

•	YRI opened 905 new units in 81 countries for the year. This included 452 new units in the fourth quarter.

○	For the year, 622 new units were opened in emerging markets.

○	Our franchise partners opened 91% of all new units for the year.

•	Restaurant margin increased 0.6 percentage points to 12.3% for the full year. In the fourth quarter, restaurant margin declined 0.6 percentage points to 11.6%.

•	Foreign currency translation positively impacted operating profit by $34 million for the year and $2 million in the fourth quarter.

•
Beginning in the first quarter of 2012, India will be reported as a separate business segment not included in YRI results. Yum! Restaurants India will also include franchise businesses in the neighboring countries of Bangladesh, Mauritius, Nepal and Sri Lanka.

The 53rd week had a positive impact on YRI's fourth quarter which included benefits of 3 percentage points to system sales growth, $35 million to total revenue, 0.3 percentage points to restaurant margin, $8 million to operating profit, and 0.1 percentage point to operating margin.

For the full year, the positive impact of the 53rd week included benefits of 1 percentage point to system sales growth and 0.1 percentage point to restaurant margin.

YUM! RESTAURANTS INTERNATIONAL (YRI) DIVISION

YRI MARKETS	System Sales Ex F/X and Ex 53rd week
	Percent of YRI[1]	Fourth Quarter Growth (%)	Full Year Growth (%)
Franchise*
Asia[2]	27%	+6	+5
Latin America	11%	+6	+7
Middle East	8%	+14	+12
Continental Europe³	7%	+5	+5
Canada	6%	(5)	(4)
Combined Company/Franchise**
UK4	12%	+3	+3
Australia/New Zealand	11%	+1	+1
Thailand	2%	+17	+20
Korea	1%	(7)	+2
Key Growth***
Africa	6%	+21	+15
France	4%	+13	+20
Germany/Netherlands	2%	+9	+13
Russia	2%	+33	+27
India	1%	+39	+41

* These markets are 100% franchise owned and operated.
** YRI owns 38% of these restaurants.
*** YRI owns 19% of these restaurants.

1	Percentage of Total YRI System Sales for Full Year 2011.

2	Excludes China, India, Thailand, and Korea.

3	Excludes “Key Growth Markets” of France, Germany, Netherlands, and Russia.

4	KFC UK system sales grew 6% for the year and in the quarter; Pizza Hut UK system sales declined 3% for the year and 2% in the quarter.

U.S. DIVISION

	Fourth Quarter			Full Year
	2011	2010	% Change	2011	2010	% Change
Same-Store Sales Growth (%)	+1	+5	NM	(1)	+1	NM
Restaurant Margin (%)	13.4	14.1	(0.7)	12.1	14.2	(2.1)
Franchise and License Fees ($MM)	252	233	+9	786	765	+3
Operating Profit ($MM)	191	173	+10	589	668	(12)
Operating Margin (%)	16.1	14.1	2.0	15.5	16.2	(0.7)

•
U.S. Division same-store sales declined 1% for the year, including declines of 2% at Taco Bell and 2% at KFC. Pizza Hut was even for the year. In the fourth quarter, same-store sales increased 1%, driven by growth of 6% at Pizza Hut and offset by declines of 2% at Taco Bell and 1% at KFC.

•
Restaurant margin declined 2.1 percentage points for the year, driven by commodity inflation of 6% and sales deleverage. In the fourth quarter, restaurant margin decreased 0.7 percentage points, driven by 7% commodity inflation.

The 53rd week had a positive impact on U.S. fourth quarter results which included benefits of 6 percentage points to system sales growth, $56 million to total revenue, 0.5 percentage points to restaurant margin, $18 million to operating profit, and 0.8 percentage points to operating margin.

For the full year, the positive impact of the 53rd week included benefits of 2 percentage points to system sales growth and 0.2 percentage points to restaurant margin.

OWNERSHIP UPDATE

•	On February 1, 2012, we acquired a controlling interest in Little Sheep Group, Ltd., the leading hot-pot concept based in China. This included approximately 450 system units.

•
During the fourth quarter, we divested our Long John Silver's and A&W All-American Restaurants brands. LJS was sold on December 16th and A&W was sold on December 19th. These divestitures included 349 franchise units at YRI and 1,232 franchise units in the U.S. The U.S. franchise restaurants provided 5 percent of franchise revenue in the U.S. in 2011. We do not expect these divestitures to have a material impact to ongoing earnings.

•
Our company ownership in the U.S. dropped to 13% from 15% last year. We refranchised 404 restaurants, including 264 KFCs, 74 Taco Bells and 66 Pizza Huts in 2011. Our target for Pizza Hut and KFC is about 5% company ownership. We also announced in December our decision to reduce company ownership in Taco Bell from 23% to about 16% over the next two years.

OTHER ITEMS UPDATE

•
Our fiscal year ends on the last Saturday in December and, as a result, a 53rd week is added every five or six years. In 2011, this 53rd week benefited the U.S. and a portion of YRI markets by providing an additional week in their reporting calendars. This yielded a $26 million benefit to YRI and U.S. operating profit in the fourth quarter. As a result, the operating profit growth rate in the fourth quarter of 2012 will be negatively impacted by this overlap. This benefit was offset throughout 2011 by investments, including franchise development incentives, as well as higher-than-normal spending, such as restaurant closures in the U.S. and YRI.

•	Worldwide effective tax rate, prior to Special Items, declined to 24.2% from 25.3% for the year, but increased to 26.7% from 23.8% in the fourth quarter of last year.

CONFERENCE CALL
Yum! Brands Inc. will host a conference call to review the company's financial performance and strategies at 9:15 a.m. Eastern Time Tuesday, February 7, 2012. The number is 877/815-2029 for U.S. callers and 706/645-9271 for international callers.

The call will be available for playback beginning at noon Eastern Time Tuesday, February 7, through midnight Tuesday, February 21, 2012. To access the playback, dial 855/859-2056 in the United States and 404/537-3406 internationally. The playback pass code is 42233114.

The webcast and the playback can be accessed via the internet by visiting Yum! Brands' Web site, www.yum.com/investors and selecting “Q4 2011 Earnings Conference Call” under “Investment Events.” A podcast will be available within 24 hours.

ADDITIONAL INFORMATION ONLINE
Quarter end dates for each division, restaurant-count details, and definitions of terms are available online at www.yum.com under “Investors”.

This announcement, any related announcements and the related webcast may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Our forward-looking statements are subject to risks and uncertainties, which may cause actual results to differ materially from those projected. Factors that can cause our actual results to differ materially include, but are not limited to: food borne-illness or food safety issues; economic and political conditions in the countries where we operate; currency exchange and interest rates; commodity, labor and other operating costs; our ability to secure and maintain distribution and adequate supply to our restaurants; the effectiveness of our operating initiatives and marketing; the success of our strategies for refranchising and international development; the continued viability and success of our franchise and license operators; publicity that may impact our business and/or industry; pending or future legal claims; the impact of any widespread illness; our effective tax rates; our actuarially determined casualty loss estimates; government regulations; accounting policies and practices; and competition, consumer preferences or perceptions. You should consult our filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Forward-Looking Statements” in our Annual Report on Form 10-K) for additional detail about factors that could affect our financial and other results. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. We are not undertaking to update any of these statements.

Yum! Brands, Inc., based in Louisville, Kentucky, is the world's largest restaurant company in terms of system restaurants with over 37,000 restaurants in more than 110 countries and territories. Yum! is ranked #214 on the Fortune 500 List and generated revenues of more than $12 billion in 2011. The Company's restaurant brands - KFC, Pizza Hut and Taco Bell - are the global leaders of the chicken, pizza and Mexican-style food categories. Outside the United States, the Yum! Brands system opened approximately four new restaurants each day of the year, making it a leader in international retail development.

Analysts are invited to contact
Tim Jerzyk, Senior Vice President Investor Relations, at 888/298-6986
Steve Schmitt, Director Investor Relations, at 888/298-6986
Members of the media are invited to contact
Amy Sherwood, Vice President Public Relations, at 502/874-8200

YUM! Brands, Inc.
Consolidated Summary of Results
(amounts in millions, except per share amounts)
(unaudited)

	Quarter		% Change	Year		% Change
	12/31/11	12/25/10	B/(W)	12/31/11	12/25/10	B/(W)

Company sales	$3,557	$3,071	16	$10,893	$9,783	11
Franchise and license fees and income	554	491	13	1,733	1,560	11
Total revenues	4,111	3,562	15	12,626	11,343	11

Company restaurant expenses, net
Food and paper	1,209	979	(23)	3,633	3,091	(18)
Payroll and employee benefits	809	692	(17)	2,418	2,172	(11)
Occupancy and other operating expenses	1,026	922	(11)	3,089	2,857	(8)
Company restaurant expenses	3,044	2,593	(17)	9,140	8,120	(13)

General and administrative expenses	499	464	(8)	1,372	1,277	(7)
Franchise and license expenses	41	39	(4)	145	110	(32)
Closures and impairment (income) expenses	22	26	14	135	47	NM
Refranchising (gain) loss	3	12	73	72	63	(15)
Other (income) expense	(5)	(12)	(54)	(53)	(43)	25
Total costs and expenses, net	3,604	3,122	(15)	10,811	9,574	(13)

Operating Profit	507	440	15	1,815	1,769	3
Interest expense, net	46	54	16	156	175	11
Income before income taxes	461	386	20	1,659	1,594	4
Income tax provision	104	109	4	324	416	22
Net income - including noncontrolling interests	357	277	29	1,335	1,178	13
Net income - noncontrolling interests	1	3	45	16	20	18
Net income - YUM! Brands, Inc.	$356	$274	30	$1,319	$1,158	14

Effective tax rate	22.6%	28.1%	5.5 ppts.	19.5%	26.1%	6.6 ppts.

Basic EPS Data
EPS	$0.77	$0.58	33	$2.81	$2.44	15
Average shares outstanding	465	474	2	469	474	1

Diluted EPS Data
EPS	$0.75	$0.56	33	$2.74	$2.38	15
Average shares outstanding	477	488	2	481	486	1

Dividends declared per common share	$0.57	$0.50		$1.07	$0.92

See accompanying notes.

 Percentages may not recompute due to rounding.

YUM! Brands, Inc.
CHINA DIVISION Operating Results
(amounts in millions)
(unaudited)

	Quarter		% Change	Year		% Change
	12/31/11	12/25/10	B/(W)	12/31/11	12/25/10	B/(W)

Company sales	$1,853	$1,336	39	$5,487	$4,081	34
Franchise and license fees and income	27	16	66	79	54	45
Total revenues	1,880	1,352	39	5,566	4,135	35

Company restaurant expenses, net
Food and paper	673	453	(48)	1,947	1,362	(43)
Payroll and employee benefits	334	215	(56)	890	587	(52)
Occupancy and other operating expenses	553	425	(30)	1,568	1,231	(27)
	1,560	1,093	(43)	4,405	3,180	(38)
General and administrative expenses	104	80	(31)	275	216	(27)
Franchise and license expenses	1	—	NM	4	1	NM
Closures and impairment (income) expenses	9	11	15	12	16	24
Other (income) expense	(4)	(5)	—	(38)	(33)	16
	1,670	1,179	(42)	4,658	3,380	(38)
Operating Profit	$210	$173	21	$908	$755	20

Company sales	100.0%	100.0%		100.0%	100.0%
Food and paper	36.3	33.9	(2.4) ppts.	35.5	33.4	(2.1) ppts.
Payroll and employee benefits	18.1	16.1	(2.0) ppts.	16.2	14.4	(1.8) ppts.
Occupancy and other operating expenses	29.8	31.8	2.0 ppts.	28.6	30.1	1.5 ppts.
Restaurant margin	15.8%	18.2%	(2.4) ppts.	19.7%	22.1%	(2.4) ppts.

Operating margin	11.2%	12.8%	(1.6) ppts.	16.3%	18.3%	(2.0) ppts.

See accompanying notes.

Percentages may not recompute due to rounding.

YUM! Brands, Inc.
YUM! RESTAURANTS INTERNATIONAL DIVISION Operating Results
(amounts in millions)
(unaudited)

	Quarter		% Change	Year		% Change
	12/31/11	12/25/10	B/(W)	12/31/11	12/25/10	B/(W)

Company sales	$779	$745	4	$2,406	$2,347	2
Franchise and license fees and income	275	242	13	868	741	17
Total revenues	1,054	987	7	3,274	3,088	6

Company restaurant expenses, net
Food and paper	253	237	(6)	769	753	(2)
Payroll and employee benefits	198	187	(6)	616	591	(4)
Occupancy and other operating expenses	237	229	(3)	726	727	—
	688	653	(5)	2,111	2,071	(2)
General and administrative expenses	145	130	(12)	422	378	(12)
Franchise and license expenses	15	12	(7)	51	36	(41)
Closures and impairment (income) expenses	4	8	40	22	14	(62)
Other (income) expense	(5)	—	NM	(5)	—	NM
	847	803	(5)	2,601	2,499	(4)
Operating Profit	$207	$184	13	$673	$589	14

Company sales	100.0%	100.0%		100.0%	100.0%
Food and paper	32.5	31.9	(0.6) ppts.	31.9	32.1	0.2 ppts.
Payroll and employee benefits	25.5	25.1	(0.4) ppts.	25.6	25.2	(0.4) ppts.
Occupancy and other operating expenses	30.4	30.8	0.4 ppts.	30.2	31.0	0.8 ppts.
Restaurant margin	11.6%	12.2%	(0.6) ppts.	12.3%	11.7%	0.6 ppts.

Operating margin	19.7%	18.6%	1.1 ppts.	20.6%	19.1%	1.5 ppts.

See accompanying notes.

Percentages may not recompute due to rounding.

YUM! Brands, Inc.
UNITED STATES Operating Results
(amounts in millions)
(unaudited)

	Quarter		% Change	Year		% Change
	12/31/11	12/25/10	B/(W)	12/31/11	12/25/10	B/(W)

Company sales	$925	$990	(7)	$3,000	$3,355	(11)
Franchise and license fees and income	252	233	9	786	765	3
Total revenues	1,177	1,223	(4)	3,786	4,120	(8)

Company restaurant expenses, net
Food and paper	283	289	2	917	976	6
Payroll and employee benefits	277	290	5	912	994	8
Occupancy and other operating expenses	242	272	11	809	908	11
	802	851	6	2,638	2,878	8
General and administrative expenses	148	169	12	450	492	8
Franchise and license expenses	26	24	(12)	92	70	(32)
Closures and impairment (income) expenses	11	7	(42)	21	17	(19)
Other (income) expense	(1)	(1)	(48)	(4)	(5)	(29)
	986	1,050	6	3,197	3,452	7
Operating Profit	$191	$173	10	$589	$668	(12)

Company sales	100.0%	100.0%		100.0%	100.0%
Food and paper	30.5	29.1	(1.4) ppts.	30.5	29.1	(1.4) ppts.
Payroll and employee benefits	29.9	29.4	(0.5) ppts.	30.4	29.6	(0.8) ppts.
Occupancy and other operating expenses	26.2	27.4	1.2 ppts.	27.0	27.1	0.1 ppts.
	13.4%	14.1%	(0.7) ppts.	12.1%	14.2%	(2.1) ppts.

Operating margin	16.1%	14.1%	2.0 ppts.	15.5%	16.2%	(0.7) ppts.

See accompanying notes.

Percentages may not recompute due to rounding.

YUM! Brands, Inc.
Consolidated Balance Sheets
(amounts in millions)

	(unaudited)
	12/31/11	12/25/10
ASSETS
Current Assets
Cash and cash equivalents	$1,198	$1,426
Accounts and notes receivable, less allowance: $22 in 2011 and $33 in 2010	286	256
Inventories	273	189
Prepaid expenses and other current assets	338	269
Deferred income taxes	112	61
Advertising cooperative assets, restricted	114	112
Total Current Assets	2,321	2,313

Property, plant and equipment, net of accumulated depreciation and amortization of $3,225 in
2011 and $3,273 in 2010	4,042	3,830
Goodwill	681	659
Intangible assets, net	299	475
Investments in unconsolidated affiliates	167	154
Restricted cash	300	—
Other assets	475	519
Deferred income taxes	549	366
Total Assets	$8,834	$8,316

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable and other current liabilities	$1,874	$1,602
Income taxes payable	142	61
Short-term borrowings	320	673
Advertising cooperative liabilities	114	112
Total Current Liabilities	2,450	2,448

Long-term debt	2,997	2,915
Other liabilities and deferred credits	1,471	1,284
Total Liabilities	6,918	6,647

Shareholders' Equity
Common stock, no par value, 750 shares authorized; 460 shares and 469 shares issued in
2011 and 2010, respectively	18	86
Retained earnings	2,052	1,717
Accumulated other comprehensive income (loss)	(247)	(227)
Total Shareholders' Equity - YUM! Brands, Inc.	1,823	1,576
Noncontrolling interests	93	93
Total Shareholders' Equity	1,916	1,669
Total Liabilities and Shareholders' Equity	$8,834	$8,316
 See accompanying notes.

YUM! Brands, Inc.
Consolidated Statements of Cash Flows
(amounts in millions)
(unaudited)

	Year
	12/31/11	12/25/10
Cash Flows - Operating Activities
Net income - including noncontrolling interests	$1,335	$1,178
Depreciation and amortization	628	589
Closures and impairment (income) expenses	135	47
Refranchising (gain) loss	72	63
Contributions to defined benefit pension plans	(63)	(52)
Deferred income taxes	(137)	(110)
Equity income from investments in unconsolidated affiliates	(47)	(42)
Distributions of income received from unconsolidated affiliates	39	34
Excess tax benefit from share-based compensation	(66)	(69)
Share-based compensation expense	59	47
Changes in accounts and notes receivable	(39)	(12)
Changes in inventories	(75)	(68)
Changes in prepaid expenses and other current assets	(25)	61
Changes in accounts payable and other current liabilities	144	61
Changes in income taxes payable	109	104
Other, net	101	137
Net Cash Provided by Operating Activities	2,170	1,968

Cash Flows - Investing Activities
Capital spending	(940)	(796)
Proceeds from refranchising of restaurants	246	265
Acquisitions and investments	(81)	(62)
Sales of property, plant and equipment	30	33
Increase in restricted cash	(300)	—
Other, net	39	(19)
Net Cash Used in Investing Activities	(1,006)	(579)

Cash Flows - Financing Activities
Proceeds from long-term debt	404	350
Repayments of long-term debt	(666)	(29)
Revolving credit facilities, three months or less, net	—	(5)
Short-term borrowings by original maturity
More than three months - proceeds	—	—
More than three months - payments	—	—
Three months or less, net	—	(3)
Repurchase shares of Common Stock	(752)	(371)
Excess tax benefit from share-based compensation	66	69
Employee stock option proceeds	59	102
Dividends paid on Common Stock	(481)	(412)
Other, net	(43)	(38)
Net Cash Used in Financing Activities	(1,413)	(337)
Effect of Exchange Rate on Cash and Cash Equivalents	21	21
Net Increase (Decrease) in Cash and Cash Equivalents	(228)	1,073
Cash and Cash Equivalents - Beginning of Year	$1,426	$353
Cash and Cash Equivalents - End of Year	$1,198	$1,426
See accompanying notes.

Reconciliation of Non-GAAP Measurements to GAAP Results
(amounts in millions, except per share amounts)
(unaudited)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") throughout this document, the Company has provided non-GAAP measurements which present operating results in 2011 and 2010 on a basis before Special Items.  Included in Special Items are the U.S. refranchising gain (loss), the depreciation reduction from the KFC restaurants impaired upon our offer to refranchise in 2010 that remained Company stores for some or all of the quarter or year presented, charges relating to U.S. General and Administrative ("G&A") productivity initiatives and realignment of resources, the losses and other costs relating to the sales of Long John Silver's ("LJS") and A&W All-American Food Restaurants ("A&W") brands, the losses associated with refranchising equity markets outside the U.S. and the depreciation reduction from the Pizza Hut UK restaurants impaired upon our decision to refranchise these restaurants which remain company-owned as of December 31, 2011.   These amounts are described in (b), (c), (d) and (e) in the accompanying notes.

The Company uses earnings before Special Items as a key performance measure of results of operations for the purpose of evaluating performance internally.  This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, the Company believes that the presentation of earnings before Special Items provides additional information to investors to facilitate the comparison of past and present operations, excluding items in 2011 and 2010 that the Company does not believe are indicative of our ongoing operations due to their size and/or nature.

	Quarter		Year
	12/31/11	12/25/10	12/31/11	12/25/10
Detail of Special Items
U.S. Refranchising gain (loss)	$(14)	$33	$(17)	$(18)
Depreciation reduction from KFC restaurants impaired upon offer to sell	2	4	10	9
Charges relating to U.S. G&A productivity initiatives and realignment of resources	(19)	(4)	(21)	(9)
Losses and other costs relating to the sales of LJS and A&W	—	—	(86)	—
Loss associated with refranchising equity markets outside the U.S.	—	(52)	(76)	(59)
Depreciation reduction from Pizza Hut UK restaurants impaired upon decision to sell	3	—	3	—
Total Special Items Income (Expense)	(28)	(19)	(187)	(77)
Tax Benefit (Expense) on Special Items	27	(12)	123	7
Special Items Income (Expense), net of tax	$(1)	$(31)	$(64)	$(70)
Average diluted shares outstanding	477	488	481	486
Special Items diluted EPS	$—	$(0.07)	$(0.13)	$(0.15)

Reconciliation of Operating Profit Before Special Items to Reported Operating Profit
OPERATING PROFIT BEFORE SPECIAL ITEMS	$535	$459	$2,002	$1,846
Special Items Income (Expense)	(28)	(19)	(187)	(77)
Reported Operating Profit	$507	$440	$1,815	$1,769

Reconciliation of EPS Before Special Items to Reported EPS
DILUTED EPS BEFORE SPECIAL ITEMS	$0.75	$0.63	$2.87	$2.53
Special Items EPS	—	(0.07)	(0.13)	(0.15)
Reported EPS	$0.75	$0.56	$2.74	$2.38

Reconciliation of Effective Tax Rate Before Special Items to Reported Effective Tax Rate
EFFECTIVE TAX RATE BEFORE SPECIAL ITEMS	26.7%	23.8%	24.2%	25.3%
Impact on Tax Rate as a result of Special Items	(4.1)%	4.3%	(4.7)%	0.8%
Reported Effective Tax Rate	22.6%	28.1%	19.5%	26.1%

YUM! Brands, Inc.
Segment Results
(amounts in millions)
(unaudited)

Quarter Ended 12/31/11	China	YRI	United States	Corporate and Unallocated	Consolidated
Total revenues	$1,880	$1,054	$1,177	$—	$4,111

Company restaurant expenses	1,560	688	802	(6)	3,044
General and administrative expenses	104	145	148	102	499
Franchise and license expenses	1	15	26	(1)	41
Closures and impairment (income) expenses	9	4	11	(2)	22
Refranchising (gain) loss	—	—	—	3	3
Other (income) expense	(4)	(5)	(1)	5	(5)
	1,670	847	986	101	3,604
Operating Profit (loss)	$210	$207	$191	$(101)	$507

Quarter Ended 12/25/10	China	YRI	United States	Corporate and Unallocated	Consolidated
Total revenues	$1,352	$987	$1,223	$—	$3,562

Company restaurant expenses	1,093	653	851	(4)	2,593
General and administrative expenses	80	130	169	85	464
Franchise and license expenses	—	12	24	3	39
Closures and impairment (income) expenses	11	8	7	—	26
Refranchising (gain) loss	—	—	—	12	12
Other (income) expense	(5)	—	(1)	(6)	(12)
	1,179	803	1,050	90	3,122
Operating Profit (loss)	$173	$184	$173	$(90)	$440

The above tables reconcile segment information, which is based on management responsibility, with our Consolidated Summary of Results.  Corporate and unallocated expenses comprise items that are not allocated to segments for performance reporting purposes.

The Corporate and Unallocated column in the above tables includes, among other amounts, all amounts that we have deemed Special Items. See Reconciliation of Non-GAAP Measurements to GAAP Results.

YUM! Brands, Inc.
Segment Results
(amounts in millions)
(unaudited)

Year Ended 12/31/11	China	YRI	United States	Corporate and Unallocated	Consolidated
Total revenues	$5,566	$3,274	$3,786	$—	$12,626

Company restaurant expenses	4,405	2,111	2,638	(14)	9,140
General and administrative expenses	275	422	450	225	1,372
Franchise and license expenses	4	51	92	(2)	145
Closures and impairment (income) expenses	12	22	21	80	135
Refranchising (gain) loss	—	—	—	72	72
Other (income) expense	(38)	(5)	(4)	(6)	(53)
	4,658	2,601	3,197	355	10,811
Operating Profit (loss)	$908	$673	$589	$(355)	$1,815

Year Ended 12/25/10	China	YRI	United States	Corporate and Unallocated	Consolidated
Total revenues	$4,135	$3,088	$4,120	$—	$11,343

Company restaurant expenses	3,180	2,071	2,878	(9)	8,120
General and administrative expenses	216	378	492	191	1,277
Franchise and license expenses	1	36	70	3	110
Closures and impairment (income) expenses	16	14	17	—	47
Refranchising (gain) loss	—	—	—	63	63
Other (income) expense	(33)	—	(5)	(5)	(43)
	3,380	2,499	3,452	243	9,574
Operating Profit (loss)	$755	$589	$668	$(243)	$1,769

The above tables reconcile segment information, which is based on management responsibility, with our Consolidated Summary of Results.  Corporate and unallocated expenses comprise items that are not allocated to segments for performance reporting purposes.

The Corporate and Unallocated column in the above tables includes, among other amounts, all amounts that we have deemed Special Items. See Reconciliation of Non-GAAP Measurements to GAAP Results.

Notes to the Consolidated Summary of Results, Consolidated Balance Sheets
and Consolidated Statements of Cash Flows
(amounts in millions, except per share amounts)
(unaudited)

(a)	Amounts presented as of and for the quarter and year ended December 31, 2011 are preliminary.

(b)
As part of our plan to transform our U.S. business we took several measures ("the U.S. business transformation measures") in 2011 and 2010 including: continuation of our U.S. refranchising, potentially reducing our Company ownership in the U.S. to about 8%, including a reduction of Taco Bell Company ownership from 23% to 16%; and G&A productivity initiatives and realignment of resources (primarily severance and early retirement costs).  We have traditionally not allocated refranchising (gains) losses for segment reporting purposes and also have not allocated the costs associated with the productivity initiatives and realignment of resources to the U.S. segment.  Additionally, these items have been reflected as Special Items for certain performance measures (see accompanying reconciliation to reported results).  We recorded non-cash impairment charges, primarily in the first quarter of 2010, related to our offers to refranchise a substantial portion of our KFC restaurants in the U.S.  We have recorded the depreciation reduction resulting from the non-cash impairment charges related to these KFCs that remained Company stores for some or all of the periods presented as a Special Item, resulting in depreciation expense in the U.S. segment results continuing to be recorded at the rate at which it was prior to the impairment charge being recorded for these KFCs while we continue to own the restaurants.

(c)
During the quarter ended December 31, 2011, we sold the LJS and A&W brands to key franchise leaders and strategic investors in separate transactions. During 2011, as a result of our decision to sell these brands, we recognized $86 million of net pre-tax losses and other costs, primarily in Closures and impairment (income) expenses. Additionally, we recognized $104 million of tax benefits primarily related to tax losses associated with the sales. These items were recorded as Special Items and have not been allocated to any segment for performance reporting purposes (see accompanying reconciliation to reported results).

(d)
During the quarter ended September 3, 2011, we recognized a pre-tax $76 million refranchising loss ($63 million net of tax) as a result of our decision to offer to refranchise all remaining company-owned Pizza Hut restaurants in the UK. This item was recorded as a Special Item and has not been allocated to any segment for performance reporting purposes (see accompanying reconciliation to reported results). During the quarter and year ended December 31, 2011, we recorded the depreciation reduction resulting from this non-cash impairment charge as a Special Item, resulting in depreciation expense in the YRI segment results continuing to be recorded at the rate at which it was prior to the impairment charge being recorded while we continue to own these restaurants.

(e)
During the quarter ended March 20, 2010 we refranchised all of our remaining company restaurants in Taiwan, which consisted of 124 KFCs.  We included in our March 20, 2010 financial statements a non-cash write off of $7 million of goodwill in determining the loss on refranchising of Taiwan.  This loss did not result in a related income tax benefit, was not allocated to any segment for performance reporting purposes and has been reflected as a Special Item for certain performance measures (see accompanying reconciliation to reported results).

(f)	Other (income) expense for the China Division primarily consists of equity income from investments in unconsolidated affiliates.

(g)
Subsequent to year end on February 1, 2012, we completed our acquisition of an additional 66% of Little Sheep Group Limited ("Little Sheep") for $584 million. We owned 27% of the outstanding shares as of December 31, 2011, and had $300 million in an escrow account to demonstrate availability of funds to acquire additional shares in this business. The funds placed in escrow were restricted to the acquisition of Little Sheep and are included in Restricted cash in our Consolidated Balance Sheet as of December 31, 2011.